EXHIBIT 99.1

CORPORATE PARTICIPANTS

 Kurt Harrington
 Friedman, Billings, Ramsey Group - CFO

 Eric Billings
 Friedman, Billings, Ramsey Group - Chairman and CEO

 Rock Tonkel
 Friedman, Billings, Ramsey Group - President and Head of Investment Banking

 Rick Hendrix
 Friedman, Billings, Ramsey Group - President and COO

 Bill Ginivan
 Friedman, Billings, Ramsey Group - Chief Legal Officer


CONFERENCE CALL PARTICIPANTS

 Todd Halky, Balasny Asset Management - Analyst
 Mark Alpert, Centurian - Analyst
 Richard Herr, Keefe, Bruyette & Woods - Analyst
 Kevin Wenck, Polynous Capital Management - Analyst
 Vincent Daniel, FrontPoint - Analyst


PRESENTATION


Operator

Good morning. My name is Jessica, and I will be your conference facilitator. At this time, I would like to welcome everyone to the Friedman, Billings, Ramsey Group first-quarter conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer period. (Operator Instructions). At this time, I would like to turn the conference over to Kurt Harrington, Chief Financial Officer. Please go ahead, sir.

Kurt Harrington - Friedman, Billings, Ramsey Group - CFO

Thank you. Good morning. This is Kurt Harrington, Chief Financial Officer of Friedman, Billings, Ramsey Group. Before we begin this morning's call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include but are not limited to the effect of demand for public offerings, activity in the secondary securities markets, interest rates, our cost of borrowing, interest spreads, mortgage prepayment speeds, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained in FBR Group's Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q. I would now like to turn over the call to our Chairman and Chief Executive Officer, Eric Billings. Also joining us this morning are Rick Hendrix, President and Chief Operating Officer, Rock Tonkel, President and Head of Investment Banking, and Bill Ginivan, Chief Legal Officer.

Eric Billings - Friedman, Billings, Ramsey Group - Chairman and CEO

Good morning, everybody. Yesterday we reported results that matched the numbers we shared with you last week - numbers that we told you were disappointing to us, as we know they were for you.

It has been a difficult period for FBR. We have seen an abrupt decline in the price of our stock. We know how frustrating this has been for you. As significant shareholders ourselves, we are equally frustrated.

I want to put recent developments in their proper perspective for you. The foundation of FBR - which has been based on execution for clients, a professionally rewarding workplace environment, fostering the growth of families and friendships, and low turnover is unchanged. We will continue our track record built on this foundation, which has given FBR a long record of client and employee satisfaction.

On the regulatory front, as we have stated, we believe we have put the previously disclosed SEC and NASD investigations behind us.

We have a strong historic compliance record. We have taken regulatory matters very seriously. We have allocated significant resources to our efforts and will continue to do so. We are always reviewing our legal and compliance practices, and we always will continue to do so in order to maintain the highest standards of regulatory and ethical behavior.

Our dedication to adding value for our clients is unwavering. Our business is based on providing guidance to our clients based on an in-depth understanding of businesses and industries. We help companies build businesses with the highest levels of structural integrity combined with maximized risk-adjusted returns, and we provide a distribution platform capable of communicating these ideas.

Everyone realizes that the core reasons they do business with FBR have not changed. They know we will continue to deliver. They know we still know how to execute and to add value to their business. They know this is still a great place to get work done. And our clients continue to have a great confidence in our ability to execute.

We continue to have:

o an historic record of virtually no turnover in an industry with very high turnover,

o the ability to attract the best in our business, men and women who want to be part of what we're building,

o    great involvement in our communities, and

o an intellectually stimulating environment where you can achieve great rewards for performing well for clients.

Looking forward, as we have previously communicated, we remain optimistic about our capital markets businesses as well as the performance of our merchant banking and spread-based businesses.

On the last call, in order to try to give our investors some perspective on what we feel is the resilience of the platform, we walked through our model and how it might perform in two separate environments. Because this is important, I will go through this again and try to expand on a few points.

We believe that even in a difficult environment, one which would include all of the following - short-term interest rates increasing in line with the forward LIBOR curve; modest levels of merchant banking gains of about $4 million a quarter, on average; capital markets revenues falling to about $400 million from approximately $525 million last year; and a nonconforming portfolio building to approximately $6.5 billion - even under those circumstances, we will earn and pay the current dividend rate.

With that said - and while results may vary from quarter to quarter - the expectations around which we have built the business assume LIBOR rising to approximately 3.5% this year, dividends and gains from the merchant banking of about $15 million per quarter on average, and capital markets revenues of approximately $550 million for the year with a breakeven in our capital markets business of about $280 million. With these assumptions, in a year-end nonconforming portfolio of approximately $8 billion, the business overall would be generating about a 20% return on equity.

I would like to point out that even in the first environment that I described, which we would characterize as difficult and one in which we would be disappointed with the results, the company would be earning approximately a 15% return on equity, although quarter to quarter results may vary.

It is important, as people think about what is a reasonable expectation for our capital markets franchise, that they keep in mind the development of the company over the last several years. Specifically, our expectations for the business are based upon a franchise that is very different than it was even three years ago. Headcount in institutional brokerage, research, sales and trading has grown from 185 to 322 people, and investment banking has grown from 85 to 145 people, approximately. Most importantly, we have become a leading firm in a number of new areas. Today, for instance, we are the leading underwriter for small capitalization insurance companies, a leading underwriter for small capitalization energy companies, and a leading firm in the real estate sector as a whole. These are just a few tangible examples of the development of the franchise over the last three years.

I want to add that there are no guarantees in our business. We must operate in a market that is subject to changes every day in terms of market prices, interest rates and other uncontrollable factors. Additionally, we compete with some of the best companies in the world. However, we believe we have built a company that is nimble, flexible enough to achieve very acceptable returns on equity in virtually all environments. Above all, we believe in our people and believe that their ability to continue to compete for and win market share in our extraordinarily competitive industry is completely intact.

I hope this helps to better explain our business as well as our confidence in the fundamental strength of our core businesses despite our first-quarter results. I hope we leave you this morning with a better understanding of what we do and how we do it, why we believe that we will continue to deliver acceptable returns on equity, and that we expect we will earn and pay our dividend in most environments.

So with that, we're happy to take questions.



QUESTION AND ANSWER


Operator

(Operator Instructions). Todd Halky, Balasny Asset Management.

Todd Halky - Balasny Asset Management - Analyst

Just one quick question on the pipeline. Can you just discuss the current state of the pipeline - both the kind of the ongoing pipeline you have, as well as that one transaction that you talked about. Was it $5 billion? I know you put the pipeline at $10 billion. Can you just discuss where that currently sits right now?

Rock Tonkel - Friedman, Billings, Ramsey Group - President and Head of Investment Banking

Sure. This is Rock. Let me just give you a little bit of context just so people can understand it in terms of the development of the franchise. Just for comparison purposes, highlighting Eric's point about the development of the firm. In 2002, we did about 57 total transactions worth about $3.5 billion. In 2003, it was about 70 transactions for about $9 billion in value. In 2004, it was 127 transactions worth about $27 billion in total value. Of that, about $12 billion was sole- or lead-managed transactions in the equity markets.

For the first quarter, just for context, we did about 25 transactions, just under $8 billion of aggregate value, and just over $3.5 billion of that was sole- or lead-managed product. So, it is roughly on par with last year, just for context. Now, as for today, the pipeline, as we've said, is in excess of $10 billion. It includes about 40 transactions. About 50% of those by number are non-real estate, non-FIG. There are about 12 IPOs in there that have an aggregate value of something in the neighborhood of $3 billion. There's something in the neighborhood of half a dozen or more 144A's have value in excess of $1 billion. There is a series of additional transactions that we feel positive about winning in competition with other firms. They would be 144A's with aggregate values well north of $2 billion on top of the numbers that I've laid out.

So the pipeline continues to be diverse across each of our industries. It is fed by transactions in diversified industries across virtually all of our technology sectors, hardware, software services, etc. It includes health care transactions. It includes financial services transactions across different sub-verticals, such as banks, thrifts, and specialty finance companies. It includes insurance companies. And it includes a very significant and substantially growing pipeline in the energy business.

Todd Halky - Balasny Asset Management - Analyst

I appreciate the color. Then, is that $5 billion transaction still in the pipeline or not?

Rock Tonkel - Friedman, Billings, Ramsey Group - President and Head of Investment Banking

It is included in the more than $10 billion pipeline. The remainder of the pipeline, as I said last week is in excess of $5 billion. And that large transaction, which I have described is in the neighborhood of $5 billion, is that total figure of in excess of $10 billion.

Todd Halky - Balasny Asset Management - Analyst

And do you guys still believe that you can get that transaction done at some point during this year. Is that still kind of the thought process?

Rock Tonkel - Friedman, Billings, Ramsey Group - President and Head of Investment Banking

Yes, that's correct.

Todd Halky - Balasny Asset Management - Analyst

Okay, and then can you just talk about the gain on sale for the nonconforming business, how you're going to address that? Potentially how much in any given quarter do you think that there could be from a revenue standpoint or increased revenue standpoint? And then, also, a last question, just on the other expense line item, how much of that line item was one-time, that is, not recurring? Thank you.

Rick Hendrix - Friedman, Billings, Ramsey Group - President and COO

This is Rick. With regard to gain on sale revenue, to the extent that we sell a large portion of FNLC's production - and we indicated in the last call that we'd sell a larger portion then we initially had contemplated - it's important to know that any revenue we take or gains we take will all be cash. And secondarily, just from a volume standpoint, the company is running at about $1.5 billion or something like that run-rate on a quarterly basis - maybe just below that, $1.4 billion. And we are selling product today in excess of 103. So that gives you some range, and then you can make assumptions as to how much we're going to sell. I'd say we're going to sell between 75% and 100% of production for the next couple of quarters, anyway.

Todd Halky - Balasny Asset Management - Analyst

And then, on the other expense line? How much of it is non-recurring in nature?

Rick Hendrix - Friedman, Billings, Ramsey Group - President and COO

Well, roughly $9 million, and clearly the $7.5 million reserve is in there, and there are additional one-time expenses related to the regulatory events that are in that line.

Operator

Mark Alpert, Centurian.

Mark Alpert - Centurian - Analyst

I was just wondering if you could discuss the impact of the First NLC acquisition, where it stands? I think you said that it wouldn't add to earnings until the second quarter, and I think you had thought it would've been like something like $15 to $20 million in profits. I wonder if that's still as expected? And, then, could you go over the spreads in the mortgage portfolio?

Eric Billings - Friedman, Billings, Ramsey Group - Chairman and CEO

Sure, Mark. First, just a comment generally on the acquisition. The First NLC acquisition has gone very, very well. We are very pleased with the FNLC people. They are highly committed, dedicated to performing at very, very high levels, and they are very excited about the potential of the two companies together. So, we are really very pleased with it. They continue to operate at levels that are very acceptable to us. Originations look like they will come in at the $5 billion level or so, which is exactly as we had modeled it out. So, it is going very well in that regard. Their cost to originate continues to drop and is very acceptable.

And to answer your question, Mark, as it relates to the profitability. Clearly, as I think we hope everybody understands, the opportunity for us with FNLC is that, as we build our nonconforming portfolio, we will see an increased level of spread-based earnings in our business. Obviously, in the first quarter we had none of that. In the second quarter, as I think we've indicated, we will average somewhere in the $2 billion to $2.5 billion level of average assets. And we will build each ensuing quarter, which we believe will add, on an increasing basis, to our profitability each quarter. And so, this is a very, very exciting part of the business, and the build-out of the nonconforming portfolio, we believe, complements the agency portfolio very nicely. And the two together give us a blend which, again, we think will allow us to achieve very acceptable returns on equity in our spread-based businesses in different interest-rate environments.

Mark Alpert - Centurian - Analyst

What about the spread in the mortgage portfolio? If it's up? Yield and cost of funds, duration, things like you usually give on the quarters?

Rick Hendrix - Friedman, Billings, Ramsey Group - President and COO

Yes, we did provide some of that information, Mark, in the prerelease, which was more robust, obviously, than what we put out last night. But just to go over it again, we had a weighted-average yield in the first quarter of 342 in that portfolio and a weighted average cost of funds of 246. We have a duration of about 1.2, which is slightly extended from the end of the year, although it's actually come in again since the end of the first quarter. But it's well, well below our tolerances from a duration standpoint for the portfolio. And we continue to have a premium in the portfolio of about 1.6%. The weighted-average coupon in the first quarter was just over 4%, and so we amortized about 60 basis points of premium during the quarter against our yield.

Operator

Richard Herr, Keefe, Bruyette & Woods.

Richard Herr - Keefe, Bruyette & Woods - Analyst

I'm sorry, I think I missed the answer to one of your first questions. Did you say you are going to sell between 75% and 100% of your production?

Rick Hendrix - Friedman, Billings, Ramsey Group - President and COO

For the next quarter or two, that's what we expect.

Richard Herr - Keefe, Bruyette & Woods - Analyst

Okay.

Eric Billings - Friedman, Billings, Ramsey Group - Chairman and CEO

And part of that -- (multiple speakers)

Richard Herr - Keefe, Bruyette & Woods - Analyst

And also, just on the spread, I'm not sure if you gave this or not. On the nonprime business, do you have an idea of what you think net spread is going to run at? I think you had said between 150 basis points on average? Is that still a good run rate?

Rick Hendrix - Friedman, Billings, Ramsey Group - President and COO

Yes, that's a good run rate. And just to be clear, Richard, with regard to selling 75% to 100%, as we build our nonconforming portfolio, it makes more sense to sell some higher percentage of the FNLC production up front, because it covers up the operating expenses, which are at a level that a bigger portfolio would be required to cover up on a quarterly basis. So, as our portfolio grows, we will sell less and less of the FNLC production. But in these first two quarters, it will run in the 75% to 100% range.

Richard Herr - Keefe, Bruyette & Woods - Analyst

Absolutely, absolutely. And can you review for us a little bit if there are any limitations to your repo lines in the MBS portfolio in terms of leverage?

Rick Hendrix - Friedman, Billings, Ramsey Group - President and COO

Well, repo lines don't really contain leverage guidelines. They obviously have haircuts that you are required to maintain that are different based on the type of product you're looking at, but generally they run at around 3%. And that would imply 3% equity. That's kind of what the haircut is.

Operator

Kevin Wenck, Polynous Capital Management.

Kevin Wenck - Polynous Capital Management - Analyst

Thanks for your comments again about your outlook for the intermediate to longer-term. But, in the short term, given the things that people are concerned about, maybe you could offer some additional clarity on what current funding costs are on the commercial paper and the repurchase agreements. And also, maybe I've misunderstood something, but the offer of settlement - that still has not been accepted at this point, so any additional comments you might have on what's going on with that.

Bill Ginivan - Friedman, Billings, Ramsey Group - Chief Legal Officer

This is Bill Ginivan. You are correct. We've disclosed a proposed settlement with the SEC and the NASD. The settlement process that we disclosed describes the regulator's standard procedures. There's nothing unusual about it. We're very respectful of the process and wait for them to bring it to the Commission at the SEC and the regulatory body at the NASD. And we're not going to comment further at this time other than to say this is a standard procedure for both agencies.

Kevin Wenck- Polynous Capital Management - Analyst

With having my own broker-dealer, my own unfortunate experience is that with such an offer, it's possible it could be evaluated for a month and a half to two months.

Bill Ginivan - Friedman, Billings, Ramsey Group - Chief Legal Officer

We're going to wait for the process to take its time; it could very well take that much time.

Kevin Wenck - Polynous Capital Management - Analyst

Then on the interest cost part of the question?

Rick Hendrix - Friedman, Billings, Ramsey Group - President and COO

Sure. You know, as we sit here today, our cost of funds is running somewhere around 280 to 285. I expect it will average for the quarter around 290.

Kevin Wenck- Polynous Capital Management - Analyst

Okay. And, then, a more strategic question on your funding costs. Given that the size of the balance sheet is probably going to actually keep growing, what are your thoughts on maybe better matching the duration of the assets held versus the variable funding costs of the borrowing?

Rick Hendrix - Friedman, Billings, Ramsey Group - President and COO

Well, from a portfolio standpoint, we will be accomplishing that to a very significant degree in the financing that we use to own the nonconforming loans. So we executed our first securitization a couple of weeks ago. It was just over $700 million in size. And that financing is permanent and is ultimately matched in terms of the underlying rates to the nonconforming loans. So as we look at our whole portfolio, and we've talked about this portfolio transition, I think it's reasonable to expect that 50% or more of our funding by year-end will be matched in this way against those assets.

Eric Billings - Friedman, Billings, Ramsey Group - Chairman and CEO

And again, remember the nature of our agency portfolio because the adjustable characteristics are very short term. About 60% of our assets adjust in coupon over the next two years and substantially in the next 18 months, which gives us great flexibility, even in fast rising rate environments. So the general character is enhanced from a match perspective by adding the nonconforming portion of the portfolio. And, when we say they complement each other, one of the things we're referring to is that characteristic. But again, on both sides, while spreads do contract for agency securities in a sharply rising rate environment, they still, we believe, achieve acceptable returns to us - even in those more difficult environments.

Kevin Wenck - Polynous Capital Management - Analyst

One final question. You mentioned the securitization of part of the nonconforming portfolio. Just for an example, what sort of spread were you able to lock in with that securitization?

Rick Hendrix - Friedman, Billings, Ramsey Group - President and COO

Well, that 150 run rate that we talked to is a good long-term run rate. But, you know, those returns are different quarter-to-quarter, but the 150 is a good average number for that securitization.

Operator

Richard Herr, Keefe, Bruyette & Woods.

Richard Herr - Keefe, Bruyette & Woods - Analyst

Just a quick question. Maybe you can explain or give us some color as to the $178 million loss in OCI. I was curious how much of that is the merchant bank and how much of that is related to some of your MBS holdings?

Rick Hendrix - Friedman, Billings, Ramsey Group - President and COO

Sure. The merchant bank had a negative OCI mark of just over $5 million at the end of the first quarter, and the balance was mortgage-backed securities.

Richard Herr - Keefe, Bruyette & Woods - Analyst

Okay. And I don't know if you can address this or not, But New Century filed a prospectus registering your shares? Would you comment at all on whether you plan on selling them in the near term or what the purpose of the registration was?

Rick Hendrix - Friedman, Billings, Ramsey Group - President and COO

Sure. The registration was simply to register the shares. We register all of our private shares as soon as we can. I think we've indicated on previous conference calls that at the very depressed levels of these companies - compared to what we believe the real value of these companies is - we would be much more likely to be buyers of those names than sellers. So we have no near-term expectation or plan to sell them. We do register all of our private securities as soon as we can.

Operator

(Operator Instructions). Vincent Daniel, FrontPoint.

Vincent Daniel - FrontPoint - Analyst

My question has been asked and answered, thank you.

Operator

At this time, there are no further questions.

Eric Billings - Friedman, Billings, Ramsey Group - Chairman and CEO

Well, thank you all for joining us. We hope this provides additional clarity and lets people understand that even though it has been a difficult environment, we are and continue to be completely committed. We are very excited about the future prospects of our business, and we appreciate all of you joining us and look forward to speaking to you again at the end of next quarter.

Operator

This concludes today's Friedman, Billings Ramsey conference call. You may now disconnect.